Exhibit 99.1
Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES APPOINTS BRAD SOUTHERN TO BOARD OF DIRECTORS

Vice Chairman W. Norman Smith Stepped Down from Board of Directors

CHATTANOOGA, Tenn. (October 29, 2018) – Astec Industries, Inc. (Nasdaq: ASTE) today announced that Brad Southern, Chief Executive Officer of Louisiana-Pacific Corporation (LP), has been appointed to the Board of Directors, effective October 25, 2018. The Company also announced that W. Norman Smith, Vice Chairman, who has served as a director since 1982, stepped down from the Board on the same date. Mr. Southern will join the class of directors standing for election at the 2019 Annual Meeting of Shareholders and will serve as a member of the Audit Committee.

Mr. Southern, 57, has served as CEO and a director of LP, a leading manufacturer of quality engineered wood building materials, since 2016. Mr. Southern began his career with LP in 1999 and has held various leadership positions throughout his nearly 20-year tenure with the company.

Benjamin G. Brock, Chief Executive Officer, stated, "I am delighted to welcome Brad to the Astec Board. Brad brings significant experience in the building materials manufacturing industry, as well as a strong focus on operational execution. We look forward to benefiting from his fresh insights and valuable perspective as we continue to execute on our strategic plan to accelerate growth, improve profitability and drive shareholder value. I would also like to thank Norm for his years of service on the Board. He has been an instrumental founder of our organization, having helped build Astec from the ground up into the global leader it is today. Personally, I have greatly benefited from and valued his mentorship and support."

Mr. Southern said, "I am excited to be joining the Astec Board at this important time for the Company. I look forward to working with my fellow Board members to oversee the Company's strategy and advance the Company's efforts to enhance value for Astec's shareholders."

Mr. Smith commented, "It has been a remarkable journey watching Astec grow into a global construction equipment manufacturing leader. Throughout my career, the Company has held firmly to its founding values of innovation, reliability and customer service. I am proud of everything we have accomplished together, and remain confident that, under Ben's leadership, Astec is well positioned for the future."

About Brad Southern
Mr. Southern is the Chief Executive Officer and member of the Board of Directors of Louisiana-Pacific (LP), a global leader of high performance building solutions based in Nashville, Tennessee. Mr. Southern joined LP in 1999. He led LP's siding business from 2005 to 2015 before taking the lead for OSB operations, a position he held until he was named chief operating officer in 2016. Mr. Southern began his career with MacMillan Bloedel as a forester, where he held a variety of jobs in forestry, strategic planning, finance, accounting and plant management. He has a B.S. and a master's degree in Forest Resources, both from the University of Georgia.

About Astec Industries, Inc.
Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; wood processing and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building, specialized industrial products, and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, commercial and industrial burners, concrete production and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2017.

For Additional Information Contact:

Benjamin G. Brock
President and Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
Or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
Or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com